Exhibit 10.L

Fee Deferral Plan for Directors

of

Weyerhaeuser Company

Restated to Include All Amendments Adopted by

the Board of Directors Through October 6, 2004

1.	Name and Purpose. The name of this plan is the “Fee Deferral Plan for Directors of Weyerhaeuser Company” (the “Plan”). Its purpose is to provide non-employee Directors of the Company with increased flexibility in timing the receipt of Fees earned as a Director and to assist the Company in attracting and retaining qualified individuals to serve as Directors.

2.	Definitions. Whenever used in the Plan, the following terms shall have the meaning set forth below:

(a)	“Board” means the Board of Directors of the Company, provided that no member of the Board shall participate in or cast a vote with respect to any matter which specifically relates to that individual, as opposed to relating to the Directors as a group. The Compensation Committee of the Board (“Committee”) makes recommendations to the Board, when appropriate, with respect to matters arising under this Plan.

(b)	“Common Shares” means the common shares, $1.25 par value, of the Company.

(c)	“Company” means Weyerhaeuser Company.

(d)	“Deferral Period” means that period of time from the end of the date on which Fees would have been paid but for deferral under this Plan until the time when said Fees are paid.

(e)	“Deferred Fees” means that part of any Fees which have been deferred pursuant to this Plan, together with any earnings or other appreciation thereon. All Deferred Fees (including Designated Share Equivalent(s) are subject to the restrictions on transfer which are set out in Paragraph 7(d).

(f)	“Director” means any individual serving on the Board who is not an Employee of the Company or any of its subsidiaries.

(g)	“Employee” means any person who is employed full time on a salaried basis by the Company or any of its subsidiaries.

(h)	“Event” as used in Subparagraphs 4(b) and 4(c) means an occurrence the date of which is definitely determinable and can be verified including, but not limited to a particular birthday of the Director or an identified date.

(i)

“Fees” mean the fees payable to a Director by the Company as an annual “retainer” upon his or her election or reelection to the Board, but shall not include amounts paid per day in cash for extended travel at the request of and on behalf of the Board of

Directors of one of the committees of the Board of Directors or any reimbursement for expenses.

(j)	“Share Equivalents” means deferred units of account each of which is equivalent in value to one Common Share of the Company.

(k)	“Trading Day” means a day that the New York Stock Exchange is open for business.

(l)	“Plan Year” means the 52–53 week year ending on the last Sunday in December in which the Fees are earned and which will either be paid or deferred and paid at a later date.

(m)	“Year” means the 52- or 53-week period used by the Company as its fiscal year.

3.	Participation in the Plan. Any individual who is a Director may participate in the Plan.

4.	Payment or Deferral of Fees. Payment of a Director’s Fees shall be made as follows:

(a)	Immediate Payment. Except as otherwise provided in the following Subparagraphs (b) and (d), payment of Fees to Directors shall be made in cash and in full as soon as practicable following the time when the Fees are earned; provided that a Director’s annual “retainer” is deemed earned immediately following the Company’s annual meeting of shareholders or other shareholder meeting at which Directors are elected, or in the case of newly appointed Directors immediately following such appointment.

(b)	Deferred Fees. Except as provided in Subparagraph (d) for Designated Share Equivalents, any Director may elect to defer receipt of a percentage of all of his or her Fees earned in any Plan Year. The procedure for election is set forth in Subparagraph 4(c). Two forms of Fee Deferral are provided for.

(i)	“Open Deferral” - This form of deferral provides for the payment of the amount to be deferred with interest over a number of years selected by the Director, commencing with the year or an Event selected by the Director, provided that the last payment must be made not later than the earlier of the 20th Year following the Year of the Director’s termination of Director status or the year during which the Director’s 80th birthday occurs. Details as to the amount and timing of payments are set forth in Paragraph 5.

(ii)	“Share Equivalents Deferral” - This form of deferral provides for the payment of the amount to be deferred, increased or decreased by reference to the market price and dividend history of Company Common Shares, over a number of years selected by the Director, commencing with the year or Event selected by the Director, provided that such year or Event must not be any earlier than the death of the Director or the second calendar year after the year in which the election’ is made, and further provided that the last payment must be made not later than the earlier of the 20th Year following the Year of the Director’s termination of Director status or the year during which the Director’s 80th birthday occurs. Details as to the amount and timing of payments are set forth in Paragraph 6.

(c)

Election Procedure. Each Director shall notify the Committee in writing on or prior to the December 15th preceding each Plan Year of his or her election to defer the receipt of a percentage or all of any Fees to be earned during the Plan Year about to commence; provided, however that any Director appointed to the Board after the commencement of a Plan Year must notify the Committee of such election before being appointed. Such election shall state the percentage or percentages to be received as Deferred Fees under Subparagraph 4(b)(i) and/or (ii). Any Fees or part thereof which a Director has not elected to defer shall be paid as provided in Subparagraph 4(a). Each notice to defer shall:

(i)	State the percentage of the Fees to be deferred.

(ii)	Designate the percentage of the total amount to be deferred which will be deferred as an Open Deferral and/or as a Share Equivalents Deferral.

(iii)	State the year or Event during which payments will commence and the number of years elected for payment.

An election to defer Fees is irrevocable.

(d)	Fees Designated as Share Equivalents. In the event that the Board designates that any Fee to be paid to the Directors shall be paid in Share Equivalents, then such fees (referred to herein as “Designated Share Equivalents “) shall be treated as Share Equivalents under this Plan. With respect to Designated Share Equivalents:

(i)	the Directors shall not make the elections provided for in Section 4(c) of this Plan, but, except for the 1994 Plan Year, shall elect a Year or Event (which must not be any earlier than the Year of the Director’s termination of Director status) in which payments shall commence and the number of Years elected for payment, and for the 1994 Plan Year, any Designated Share Equivalents shall be payable in a single payment following the Director’s termination of Director status;

(ii)	the election provided for in (d)(i) above shall be made in writing on or prior to December 15 preceding each Plan Year with respect to Designated Share Equivalents to be earned during the following Plan Year, if any; provided, however that any Director appointed to the Board after the commencement of a Plan Year must notify the Committee of such election immediately before being appointed. Such election shall be irrevocable, and should a Director fail to make such election for any Plan Year, any Designated Share Equivalents for such Plan Year shall be payable in a single payment following the Director’s termination of Director status;

(iii)	the Directors shall be entitled to receive payments as provided in Section 6(c)(i) of this plan, but shall not be entitled to the election provided in Section 6(c)(ii) of this plan;

(iv)

to determine the number of deferred units or fractions thereof credited to the Director’s account for Designated Share Equivalents, the amount of the Fees designated to be paid in Share Equivalents shall be divided by the median price per share of Company stock for the last eleven (11) Trading Days of January of the Plan Year in which the fees are earned, except that with respect to the 1994 Plan Year, the amount of the Fees designated to be paid in Share

Equivalents shall be divided by the price per share on the day that the Fees, if any, are designated by the Board to be paid in Share Equivalents;

(v)	the provisions of this Plan, including those relating to Deferred Fees and Fees Deferrals, shall apply to Designated Share Equivalents to the extent they are not inconsistent with this Subparagraph 4(d).

5.	Open Deferral.

(a)	Accounts. Any amount deferred under the Open Deferral option shall be credited to the Director’s account as of day it would otherwise have been paid in cash and shall thereafter accrue interest at a rate to be designated from time to time by the Board, interest to be compounded monthly.

(b)	Payments. Each Director shall be entitled to receive cash payments with respect to Compensation deferred under the Open Deferral option together with interest accrued to the date of payment in each Year of the applicable period as elected under Subparagraph 4(c). The amount of cash to be paid each Year with respect to the amount of Fee Deferral from any Plan Year shall be computed by multiplying a fraction, the numerator of which is one and the denominator of which is the number of years remaining in the applicable payment period for such Fee Deferral, by the remaining portion of such Fee Deferral plus accrued interest on such Fee Deferral (e.g., 1/10th is paid in the first year of a ten-year payment period; 1/9th of the remaining balance in the second year, 1/8th of the remaining balance in the third year, etc., over the ten years).

6.	Share Equivalents.

(a)	Number of Deferred Units. The amount of Fees designated to be deferred in the form of Share Equivalents shall be divided by the median price per share of Company stock for the last eleven (11) Trading Days of January in the Plan Year during which it would otherwise have been paid in cash to determine the number of deferred units or fractions thereof credited to the Director’s account.

(b)	Dividend Equivalents. Each such deferred unit shall be credited with an amount equivalent to each dividend declared on common shares of the Company. The amount of such dividend equivalents shall be divided by the price per share of common stock on the payable date for such dividend to determine the number of additional deferred units or fractions thereof credited to the Director’s account.

(c)	Payments.

(i)

Each Director shall be entitled to receive cash payments with respect to Fee Deferral under the Share Equivalents Deferral Option represented by Share Equivalents credited to his or her account. A payment shall be made in each Year of the period previously elected under Subparagraph 4(c) with respect to such Fee Deferral. The amount to be paid each Year shall be computed by multiplying a fraction, the numerator of which is one and the denominator of which is the number of years remaining in the elected payment period, by the remaining portion of units credited to the Director’s account, to determine the number of units for which payment is to be made. The number of units shall be multiplied by the median price per share of Company stock for the last eleven (11) Trading Days of January of the Year of payment.

The following applies only to deferrals made under the Plan prior to 1997 Each Director shall be entitled to receive cash payments with respect to Fee Deferral under the Phantom Stock Deferral Option represented by Phantom Stock credited to his or her account. A payment shall be made in each Year of the period previously elected under Subparagraph 4(c) with respect to such Fee Deferral. The amount to be paid each Year shall be computed by multiplying a fraction, the numerator of which is one and the denominator of which is the number of years remaining the elected payment period, by the remaining portion of units credited to the Director’s account, to determine the number of units for which payment is to be made. The number of units shall be multiplied by the median price per share of Company stock for the first Trading Day of February of the Year of payment.

(ii)	As to Share Equivalents credited to a Director’s account deferred from any Plan Year (including increments thereto), notwithstanding any provision in this Paragraph 6(c) to the contrary, at any time after the later of (i) the Director’s 52nd birthday or (ii) six months after the Share Equivalents were credited to the Director’s account, a Director (or the Director’s beneficiary in the event of the death of the Director) may irrevocably elect to establish and fix a firm price for Share Equivalents currently credited to such portion of his or her account. The firm price shall then be the price per share of the common stock of the Company as of any Trading Day concurrent with the delivery of such election to the plan record-keeper. The Vanguard Group, if delivered before the close of the market, or at price per share of the common stock of the Company on the next following Trading Day, if delivered after the close of the market. Interest shall be earned from the date the last dividend equivalent was credited under Subparagraph 6(b) at the rate applicable from time to time under Subparagraph 5(a). Such interest shall be compounded monthly. Such election shall not accelerate actual payment under the Share Equivalents Deferral Option.

The following applies only to deferrals made under the Plan prior to 1997 As to Phantom Stock credited to a Director’s account deferred from any Plan Year (including increments thereto), notwithstanding any provision in this Paragraph 6(c) to the contrary, at any time after the Director’s 52nd birthday, a Director may irrevocably elect, or in the event of the death of a Director, the Director’s beneficiary may irrevocably elect, to establish and fix a firm price for Phantom Stock currently credited to such portion of his or her account. The firm price shall then be the price per share of the common stock of the Company as of any Trading Day concurrent with the delivery of such election to the Committee or its designee, if delivered before the close of the market, or at price per share of the common stock of the Company on the next following Trading Day, if delivered after the close of the market. Interest shall be earned from the date the last dividend equivalent was credited under Subparagraph 6(b) at the rate applicable from time to time under Subparagraph 5(a). Such interest shall be compounded monthly. Such election shall not accelerate actual payment under the Phantom Stock Deferral Option.

(d)	Change in Common Shares of the Company. Any change in the Common Shares of the Company, whether through merger, consolidation, recapitalization, stock split, stock dividend, or other change in the Company’s structure, shall be similarly reflected in the number of deferred Share Equivalents Units.

(e)	Price Per Share. The term “price per share” shall refer to the closing price of the common stock of the Company on the New York Stock Exchange on the Trading Day in question.

7.	General Provisions Related to Open and Share Equivalents.

(a)	Date of Payments. Payments of deferred amounts will be made annually prior to March 15 based on the election made by the Director. All payments with respect to Open Deferrals will be made in January of each Year. All payments with respect to Share Equivalents will be made in February of each Year. If payment is triggered by an Event and the Event occurs during the Year, payments will begin in January or February of the following Year.

(b)	Segregation of Funds. The Company shall be under no obligation to segregate any Fees deferred during the Deferral Period and each Director should realize that such unsegregated funds are subject to the claims of the Company’s general creditors during the Deferral Period.

(c)	Beneficiaries. Each Director may appoint a beneficiary or beneficiaries to receive payments to be made with respect to Fee Deferrals, if any, after his or her death. In the absence of such appointment, all such amounts shall be paid to his or her personal representative. The appointment shall be made on a form to be supplied by the Committee and may be revoked or superseded at any time.

(d)	Restrictions on Fee Deferrals. No Director’s interest in any Fee Deferral account is assignable, either by voluntary or involuntary assignment or by operation of law. No part of any Fee Deferral, regardless of the form thereof, may be paid over, loaned, sold, assigned, transferred, discounted, pledged as collateral for a loan, or in any other way encumbered until the end of the Deferral Period with respect to such Fee Deferral.

8.	Administration and Amendment of the Plan.

(a)	Powers of the Compensation Committee. Full power and authority to construe and interpret this Plan shall be vested in the Committee as from time to time constituted by the Board. Decisions hereunder by the Committee shall be final, conclusive and binding upon all parties, including Directors and the Company.

(b)	Expense of the Plan. The expenses of administering the Plan shall be borne by the Company.

(c)	Amendment. The Board in its sole discretion may (i) amend, suspend or termination this Plan, and (ii) supplement or replace this Plan with or by other Fee Deferral plans; provided that no amendment, supplement or replacement providing for the payment of Fees in the form of stock of the Company shall be effective unless approved by the shareholders of the Company.

(d)	Participants’ Rights. No amendment, suspension or termination of this Plan shall affect any deferral already made, and in the event of any such change, any Fee Deferral credited to a Director’s account shall be paid as provided herein. No Director shall have any right or interest in the Plan or its continuance or in his or her continued participation in the Plan, other than in the Fee Deferrals credited to his or her account. The existence of this Plan does not extend to any Director a right to continued Director status with the Company, and all Directors are deemed to have agreed to the terms hereof.

9.	Notice to Vanguard. Any notice required to be furnished by a Participant to the Plan record-keeper, The Vanguard Group, Inc., shall be deemed to be provided if sent via fax or first class mail, in accordance with information and instructions communicated by Vanguard to the Participants from time to time.

10.	Effective Date. This Plan was originally effective December 8, 1981 permitting deferrals with respect to Fees to be earned in the Plan Year 1982 and was amended and restated as of December 7, 1994 and as of April 16, 1996. The Plan as further amended and restated herein is effective October 6, 2004.